OPTIMIZERx Corporation Announces 2013 Year End Results

ROCHESTER, MI – March 31, 2014: OPTIMIZERx Corp. (OTCQB: OPRX) announced fourth quarter revenues of $1,810,610, bringing total revenues for fiscal 2013 to $4,957,016 -- an increase of

149% over 2012. OptimizeRx Corp. also achieved net income of $215,847 for the year after recognizing a onetime adjustment relative to our cost of goods sold which reflects a change in accounting procedures for reporting revenue share expenses.

Our continued growth in revenues continues to be driven by our SampleMD content solution which delivered over 1.2 million co-pay coupons or free sample vouchers to enable more patients to affordably start and stay on their prescribed medications.

“We continue to be very enthusiastic about our growth and core business. OPTIMIZERx continues to be resilient in building out its industry changing technology and growing our business throughout the year and is a testament to the dedication and commitment of our employees, participating pharmaceutical manufacturers and EHR partners who are working together to bring more affordable patient access to needed medications,” stated David Harrell, CEO of OptimizeRx Corp.

OptimizeRx Corp. will be holding its 2013 Year End earnings call on Tuesday April 1st, 2014 at 12:00 PM Eastern Standard Time. The call information for guests is:

Toll-Free Dial-In Number:     1(866) 593-0056 or  +1(937)641-0554

Provide Conference ID 22698859 to the operator.

About OptimizeRx Corp

OPTIMIZERx Corp. (OTCQB: OPRX) provides unique consumer and physician platforms to help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies effective ways to expand patient awareness, access and adherence to their medications. For more information, please go to www.optimizerxcorp.com or www.samplemd.com.

'SAFE HARBOR'
This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Investor Contact:

Chris Schreiber

(917) 445-6207